Exhibit (a)(1)(U)

Management Plan: Long-Term Share Price Underperformance SINCE HESTER BECAME CEO, SWX’S SHARE PRICE MATERIALLY UNDERPERFORMED PEERS. Regulated Gas LDC Peers Note: As of 12/13/21.

Management Plan: Long-Term Share Price Underperformance EVEN MORE SHOCKING WHEN CONSIDERING PERFORMANCE OF UTILITY SERVICES PEERS! Utility Services Peers Note: As of 12/13/21.

Management Plan: M&A Diversification WE BELIEVE THE BOARD AND MANAGEMENT ARE INTENTIONALLY RUNNING A COUNTER-TREND M&A DIVERSIFICATION STRATEGY TO DISTRACT FROM OPERATIONAL UNDERPERFORMANCE. Industry Trend is to Simplify by Selling Non-Core Assets. SWX is Pursing a Conglomerate Structure of Unrelated Assets. Buyers Sellers

Management Plan: Questar Pipelines Deal

OVER-PRICED, UNDER-THOUGHT, NO SYNERGIES, DILUTIVE TO GROWTH (AND SOMEHOW MAYBE EVEN TO EPS). THE QUESTAR DEAL IS SIMPLY A DISASTER.

- **Why pay $300M more than Warren Buffet?** He had so many synergies that his deal was blocked. SWX is going to have to increase costs.
- **Where is the shareholder vote?** The 100% temporary debt-financing effectively forces >25% dilution on shareholders for maybe a few pennies of EPS with **NO VOTE.**
- **Why dilute the long-term business growth?** Adding a long-haul natural gas pipeline fed by declining natural gas production in Pinedale and Piceance basins dilutes the growth of the regulated utility and services division. If volumes in the basin decline, eventually the pipeline's earnings will drop.
- **Why issue stock at 1x rate base to buy an asset at 2x rate base?** This defies modern finance. Especially since Questar Pipeline's profits don't grow[1].
- **Why leak a deal if you don't listen to shareholders?** SWX stock fell ~8% the next morning and they just did it anyway.



CO + WY Natural Gas Production (bcfpd)
14% decline
10.5
10.0
9.5
9.0
8.5
8.0
7.5
Jan-19
Mar-19
May-19
Jul-19
Sep-19
Nov-19
Jan-20
Mar-20
May-20
Jul-20
Sep-20
Nov-20
Jan-21
Mar-21
May-21
Jul-21

(1) As per SWX presentation dated 10/5/21 EBITDA of $185M/$186M/$182M/$182M in 2018-2021E.

5

Management Plan: Acquisitions Without Accretion MANAGEMENT’S RECENT 5-8% EPS GROWTH GUIDANCE IS WITHIN INDUSTY NORMS. WHAT HAPPENED TO THE ACCRETION FROM THE LAST TWO LARGE DEALS? In a little over 3 months, SWX purchased two companies totaling $2.8 billion in value vs. a current market cap of ~$4 billion. The acquisitions seem to have added no EPS growth incremental to industry norms 06/29/21: Riggs Distler. $855M deal value “Expected to be Accretive to Southwest Gas Holdings’ Earnings in the First Full Year of Ownership” 10/05/21: Questar Pipeline. $1,975M deal value “Transaction Expected to be Accretive to Earnings Per Share in 2022” Ticker

Management Plan: Credit Rating Downgrades DEBT-HEAVY ACQUISITIONS IN NON-REGULATED INDUSTRIES HAVE LED TO CREDIT RATING DOWNGRADES. Note: Emphasis added.

Management Plan: Perpetual “Optionality” Without Accountability MANAGEMENT HAS BEEN TALKING ABOUT “OPTIONALITY” AT CENTURI SINCE 2014. WE BELIEVE THEY WILL CONTINUE TALKING AND NOTHING MORE. 2Q14 Earnings Call: Analyst: “are you being approached by any private equity or any other type of bankers regarding doing something creative with that business” Prior CEO: “And we think that will increase the optionality for the Board as time goes forward” 1Q17 Earnings Call: Analyst: “Okay. Then from a bigger picture perspective, is there anymore – any update on the thinking to perhaps separating Centuri from Southwest in any way? CEO: “And as we see that business continue to grow, we’ll continue to evaluate the prospects for doing other things with it in the future” 2018 Analyst Day: CEO: “As the business continues to grow, we believe that, that does tend to incrementally increase what we would call its optionality is the possibility of having a publicly traded equity like you say – like you suggest, a possibility some time down the road. I would say, certainly, that is a possibility” Riggs Distler M&A Call (June 2021): CEO: “In summary, the acquisition provides greater scale, long-term growth and strategic optionality” CEO: “So while it does increase the optionality for Centuri looking down the line, we think it’s a good partner and we plan on keeping it and continuing to grow”

Opportunity: Improve Return on Equity (“ROE”) SWX adjusted for excess COLI income. Unadjusted ROE of 7.5% as per SWX. AZ & NV 2020 Utility ROEs(1) SWX HAS THE LOWEST ROE OF UTILITIES IN ARIZONA AND NEVADA. THERE IS NO JUSTIFICATION EXCEPT FOR MANAGEMENT.

G&A HAS GROWN 42% SINCE HESTER BECAME CEO. THIS SEEMS HIGH! SOME IS LIKELY LEGITIMATE BUT... Opportunity: Reduce General and Administrative Costs Utility G&A Hester’s Added Cost

Source: State of Nevada Public Utilities Commission filings (2018-2020). “Staff believes SWG needs to change its culture to be a better steward of ratepayer money, which begins by holding SWG’s Senior Executives accountable for the including of such invoices, costs and expenditures without thorough and proper vetting.” “Nevada ratepayers should not be asked to pay for the cost of a District Manager to live in a million-dollar home” “Staff also found expenditures associated with bartender costs, a golf course membership” “SWG Board of Director having a manicure and pedicure and billing ratepayers” “The Work Order for the purchase of the CEO office furniture is 0057W0004777 and the total amount is $120,449.71” “SWG Senior Executives incurring a dinner tab in excess of $4,700” “SWG should not have performed the remodel in its existing headquarters since a new Executive Board Room will be constructed at the new SWG headquarters building on Durango – and SWG’s ratepayers should not pay twice for Executive Board rooms.” Opportunity: Stop Inappropriate Expenses OVER MULTIPLE YEARS, NEVADA STAFF FOUND THAT SWX WAS TRYING TO PASS ON MANICURES, GOLF MEMBERSHIPS AND A MILLION-DOLLAR HOME TO CUSTOMERS…

Opportunity: Long-Term Cost Improvement Excludes Fuel Costs, Depreciation and Amortization and Taxes Other Than Income. SWX’S OPEX PER CUSTOMER IS FAR FROM INDUSTRY LEADERS. 2020 Total OPEX Per Customer(1)

Opportunity: Compensation For Performance (Not for Getting Bigger) NEO Compensation(1) Excludes “Change in Pension Value and Non-Qualified Deferred Compensation.” … AND MANAGEMENT HAS DECIDED TO PAY THEMSELVES MORE. COMPENSATION INCREASED 25% AND 27% IN 2019 AND 2020. CEO HESTER WAS PAID $6.5M IN 2020.

New Board Plan: Experienced Director Slate EXPERIENCED. QUALIFIED. DIVERSE. Ten new directors including former Chairs, CEOs, CFOs, EVPs, GMs, MDs, FERC and State Regulatory Commissioners At least three nominees are qualified to be an interim or permanent CEO The two IEP nominees already serve on another utility board Potential for all or majority of Board leadership roles to be held by diverse candidates

New Board Plan: Independent Directors EIGHT OF THE TEN DIRECTOR NOMINEES ARE INDEPENDENT OF IEP. No prior affiliation or overlapping Boards with IEP No compensation agreements with IEP All ten of the directors will be fiduciaries to SWX stockholders The new Board plan described herein has been discussed but will ultimately be determined by the elected directors

New Board Plan: Commitment to Safety THERE IS NO HIGHER PRIORITY THAN THE SAFETY OF OUR CUSTOMERS, OUR EMPLOYEES AND THE PUBLIC. Our directors would commit to maintaining existing safety practices (at a minimum) and would bring their combined expertise to ensure that SWG is doing all that it can to maintain the integrity of the distribution system and safety of employees Our directors would look to hire an independent firm to perform an audit of existing safety practices (paid for by SWX, not SWG) and make any suggested improvements Our directors would commit to best practices regarding reduction of fugitive methane emissions

New Board Plan: First 100 Days SWX Corporate Interim CEO selection (if needed) Evaluation and retention of existing senior management Add AZ director to Board Select Board leadership Four segment financials Segment EBITDA guidance, adj EPS (including addback of intangibles and adj. COLI income) No acquisitions Evaluate tender offer and poison pill Utility Services Pipeline Meet and listen to regulators & customers Establish operational improvement committee Evaluate every aspect of operations to bring performance to first quartile Hire auditors to examine and refund any past inappropriate expenses Interview minority candidates for all roles Evaluate utility managers to retain expertise and ensure no disruption Hire counsel for Driscopipe® 8000 recovery Retain existing management team Hire advisor to explore best path to unlock sum-of-the parts value (spin-off, IPO, sale, combination) Begin search process for new board members to augment growth profile Stabilize operations post acquisition Hire advisors to explore strategic fit. Likely sale/combination HIRE ADVISORS TO EXPLORE BEST PATHS TO UNLOCK VALUE AT SERVICES AND PIPELINE. NEW OVERSIGHT TO BEGIN TURNAROUND AT UTILITY.

New Board Plan: Long-Term Plan Utility Services Pipeline Install new leadership where appropriate Implement industry best practices Grow rate base and optimize cost structure to achieve peer level ROEs Develop collaborative relationship with regulators Benefit from ~2% customer growth and modern plastic pipeline system for energy transition Standalone entity for maximum growth and focus New Board of Directors Tuck-in M&A to expand into underpenetrated domestic markets Likely sale to party with synergies and scale SWX Corporate Paydown holdco debt Cash buffer for renewable natural gas and green hydrogen investments THREE ENTIRELY SEPARATE COMPANIES WITH OPTIMIZED BALANCE SHEETS TO MAXIMIZE GROWTH AND FOCUS.

New Board Plan: Improve the Balance Sheet IF SWX MONETIZED ITS SOON TO BE ACQUIRED PIPELINE UNIT AND ITS SERVICES UNIT (“CENTURI”), WE ESTIMATE IT COULD RETIRE ALL HOLDCO DEBT AND HAVE $1.1-$2.6 BILLION OF CASH TO FUTURE PROOF THE BUSINESS. Management’s plan includes completing the Questar Pipeline deal and adding $600 million of debt at the SWX holding company We believe our Director slate would likely explore a monetization of both Questar Pipelines and Centuri Assuming a sale of Questar at $1.6 billion and 20% IPO of Centuri, we believe SWX could repay any holdco debt, leaving $1.1 billion of excess cash to be used as a cushion to fund a combination of accelerated green investments and shareholder returns(1) Assuming a sale of Questar at $1.6 billion and 100% monetization of Centuri (after-taxes), we believe SWX could repay any holdco debt, leaving $2.6 billion of excess cash to be used as a cushion to fund a combination of accelerated green investments and shareholder returns(1) See Appendix for calculations.

New Board Plan: Utility Improvements Why did G&A increase 42% since Hester became CEO? With ~2% customer growth, why is OPEX per customer not declining? How does adding holdco leverage, declining credit ratings and non-core assets increase the investment capacity and flexibility at the utility? Is there a continuous improvement program with metrics and scorecards driven on a monthly basis to make sure that efficiencies are being achieved? Are they using GIS-enabled field dispatching to improve customer service and efficiencies? Have they explored cooperating with the local electric and water utilities to jointly conduct Locate Services? Does SWX ever make external leadership hires (or strictly internal promotions)? How did they spend $174M on an IT system? Have they conducted a thorough evaluation of capital required to add new customers including sufficient “contributions in aid of construction from developers?” Is the affiliate relationship with Centuri bringing appropriate value to utility customers? Considering past product defects (Driscopipe® 8000) is SWX still purchasing product from the legacy supplier and has SWX and/or customers received any compensation? FRESH EYES, INDUSTRY BEST PRACTICES AND CONTINUOUS IMPROVEMENT.

New Board Plan vs. Management Plan NEW DIRECTORS COULD UNLOCK THE VALUE INHERENT IN SWX’S HIGH POTENTIAL ASSET BASE. Management Plan New Board Plan Corporate Status Conglomerate Stand-alone entities Credit Ratings Downgrades Upgrades Areas for Investment Long-haul natural gas pipelines in new states Green hydrogen and renewable natural gas EPS Growth 5-8% > 8%(1) Clarity “we’ve been a little busy” Four segment with EBITDA, net income and adj net income with addbacks for amortization of intangibles and COLI income Accountability Increasing executive compensation Pay for performance Governance Adopt Poison pills Over-tenured directors New Board with significant operational experience See Appendix for calculations.

Value Creation Potential IF SHAREHOLDERS ACT, SIGNIFICANT SHARE PRICE APPRECIATION IS POSSIBLE. IF WE DO NOT, CONTINUED HIGH-RISK LOW-RETURN ACTIONS WILL INEVITABLY LEAD TO CALAMITY. See Appendix for supporting calculations

Appendix: IEP & FirstEnergy (“FE”) Case Study 02/18/21: FE announced that IEP was a shareholder 03/16/21: FE announced that two Icahn executives (the same two nominated at SWX) have joined the Board. There was no public dispute Since our involvement, FE sold a 20% stake in a business unit at record valuations, raised $1B of equity at a premium to market, signed a deferred prosecution agreement, agreed to $306M of customer refunds, received multiple credit rating upgrades, and increased capital spending. There have been no job reduction programs “[CEO] Strah said he has a good, productive and constructive relationship with two board members associated with Icahn” Akron Beacon Journal as of 12/6/21

Appendix: Selling Non-Utility Assets Improves Balance Sheet $1.6 billion of committed deal financing adjusted for $1 billion of future “equity and equity-linked” implies $600M of holdco debt financing as per SWX financing plan released on 10/5/21.

Appendix: LT EPS Growth Calcs LTM Utility EPS of $182M and 58.2M shares as per SWX 3Q21 10-Q filing. EPS growth from ROE Improvement and EPS growth from yet to be Approved CAPEX in subsequent slides. SWX provided guidance of 5-8% EPS growth in 2022 and 2023. However, we believe there is potential for growth to > 8% annually over next 3 years Improving profitability in the existing operations (cost control + improving regulatory relationships) could deliver $0.85 of EPS. Working with regulators to move already spent capital expenditure into rate base could deliver $0.45 of EPS

SWX’s regulated utility peers, Atmos Energy (NYSE: ATO), NiSource (NYSE:NI) and ONE Gas (NYSE: OGS) currently trade at an average multiple of 19.2x earnings per share. If SWX’s utility operations were valued at the same multiple that implies a $59 share price We also believe that SWX’s services business alone could be worth $37 per share considering its two most comparable peers, Quanta Services (NYSE: PWR) and MYR Group (NASDAQ: MYRG) trade at an average multiple of 11x their respective enterprise value to EBITDA ratio (referred to as EV/E). Applying this same multiple to SWX’s services EBITDA implies a value of $37 per share Appendix: Calculations for Potential SWX Share Price Upside

Appendix: Calculations for Potential SWX Share Price Upside We believe there is the potential for an additional $16 per share in increased profits and an additional $9 per share through increases in rate base SWX’s 2020 ROE adjusted for COLI income was 7.1% (7.5% unadjusted). $16 per share assumes that earnings increase to its regulatory allowed earnings of 9.4%. We believe this increase could be possible by implementing operational changes and improving relationships with regulators Refers to price to earnings ratio of comparable peers Refers to the Customer-owned Yard Line (“COYL”) program, Vintage Steel Pipe (“VSP”) program and Customer Data Modernization Initiative (“CDMI”) “Missing Capital” refers to capital expenditures where the funds have already been spent by SWX but the regulators have not approved including the capital expenditures in the Company’s rate base. For details on Missing Capital see subsequent page As disclosed by SWX, regulators have approved an average equity ratio of ~50%. SWX is allowed to earn its allowed ROE on its Equity Base

Appendix: Calculations for Potential SWX Share Price Upside Details as to “Yet to be Approved CAPEX” or “Missing Capital” are below Capital expenditures must be approved by regulators to be included in SWX’s utility rate base

Additional Information; Participants in the Solicitation Additional Information and Where to Find It; Participants in the Solicitation and Notice to Investors  SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS, INC. (“SOUTHWEST GAS”, “SWX” or the “COMPANY”) FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF SOUTHWEST GAS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SOUTHWEST GAS AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S (“SEC”) WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SEC ON DECEMBER 15, 2021. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN SOUTHWEST GAS.  THE SOLICITATION DISCUSSED HEREIN RELATES TO THE SOLICITATION OF PROXIES FOR USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS.  THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES. IEP UTILITY HOLDINGS LLC, AN AFFILIATE OF ICAHN ENTERPRISES, FILED A TENDER OFFER STATEMENT AND RELATED EXHIBITS WITH THE SEC ON OCTOBER 27, 2021. SOUTHWEST GAS FILED A SOLICITATION/ RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER WITH THE SEC ON NOVEMBER 9, 2021. STOCKHOLDERS OF SOUTHWEST GAS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE RELATED EXHIBITS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. THE TENDER OFFER STATEMENT (INCLUDING THE RELATED EXHIBITS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED BY IEP UTLITY HOLDINGS LLC WITH THE SEC WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF SOUTHWEST GAS FREE OF CHARGE UPON REQUEST TO THE INFORMATION AGENT FOR THE TENDER OFFER. THE INFORMATION AGENT FOR THE TENDER OFFER IS HARKINS KOVLER, LLC, 3 COLUMBUS CIRCLE, 15TH FLOOR, NEW YORK, NY 10019, TOLL-FREE TELEPHONE: +1 (800) 326-5997, EMAIL: SWX@HARKINSKOVLER.COM.

Forward-Looking Statements; Special Note Regarding Presentation Forward-Looking Statements Certain statements contained in this presentation are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. Important factors that could cause actual results to differ materially from the expectations set forth in this presentation include, among other things, the factors identified in the public filings of Southwest Gas. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Special Note Regarding this Presentation THIS PRESENTATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SOUTHWEST GAS SECURITIES AND CERTAIN ACTIONS THAT SOUTHWEST GAS’ BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SOUTHWEST GAS’ PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SOUTHWEST GAS WITHOUT UPDATING THIS PRESENTATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).